Exhibit 99.1

Onvia Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia, Inc. Reports Fourth Quarter and Annual 2014 Results

Subscription revenue increased 5% to $20.3 million in FY2014;

Annual Contract Value increased 6% over fourth quarter 2013

SEATTLE, WA — February 24, 2015 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business intelligence, announced its financial results for the fourth quarter and year ended December 31, 2014.

2014 Annual Results

•	Subscription revenue up 5% to $20.3 million vs. $19.4 million in 2013

•	Total revenue up 3% to $22.6 million vs $22.0 million in 2013

•	Gross margin at 84% in 2014 and 83% in 2013

•	Adjusted EBITDA decreased to $2.5 million vs. $2.8 million in 2013

•	Net loss before income tax of $727,000 in 2014 vs. $550,000 in 2013

•	Annual Contract Value up 6% to $21.5 million vs. $20.3 million in 2013

•	Dollar retention of 88% in twelve months ended December 31, 2014 compared to 85% in same period last year

Q4 2014 Results

•	Subscription revenue up 5% to $5.2 million compared to Q4 2013

•	Total revenue increased 3% to $5.7 million compared to Q4 2013

•	Gross margin of 84% in both Q4 2014 and Q4 2013

•	Adjusted EBITDA of $226,000 in Q4 2014 compared to $605,000 in Q4 2013

•	Net loss before income tax of $479,000 in Q4 2014 vs. $244,000 in Q4 2013

•	Annual Contract Value per Client up 17% to $6,500 vs. $5,572 in Q4 2013

•	Annual Contract Value per New Client up 5% to $14,514 vs. $13,860 in Q4 2013

Q4 2014 Operational Performance Summary

	Q4 14	Q3 14	Change %	Q4 13	Change %
Annual Contract Value (ACV) (in millions)	$21.5	$21.1	2%	$20.3	6%
Content Licenses (in millions)	1.9	1.9	0%	1.9	0%

Total Contract Value (in millions)	$23.4	$23.0	2%	$22.2	5%

Total Clients	3,300	3,350	-1%	3,650	-10%
Annual Contract Value per Client (ACVC)	$6,500	$6,286	3%	$5,572	17%

For more information about ACV and ACVC, see “Key Metric Definitions” below.

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2014 in Review

In 2014 Onvia focused on executing four operating initiatives intended to leverage changes in its go-to-market strategy and further accelerate growth in subscription revenue and Adjusted EBITDA.

The first initiative was to accelerate the acquisition of new clients within the defined verticals of the new target market. This was Onvia’s first full year selling into its new target market of companies with a national or regional geographic focus. For the full year, national and regional bookings increased 17% in 2014 compared to the same period last year. In addition, the ACVC for new clients grew 5% to $14,514 in Q4 2014 from $13,860 in Q4 2013.

The second initiative was to improve first year client retention and renew tenured, long term clients within the target market. During 2014 the Client Success team was reorganized to focus on three specific objectives: client retention, first year client on-boarding and contract upgrades. Dollar retention is a measurement of how effectively the Client Success team achieves these objectives. For the twelve months ended December 31, 2014, dollar retention increased to 88% up from 85% in the same period last year and stayed flat compared to the twelve months ended September 30, 2014. Dollar retention can fluctuate from period to period due to the mix of first year and tenured clients expiring in each period. For more information about dollar retention, see “Key Metric Definitions” below.

The third initiative is to maximize growth within the existing client base. During 2014 Onvia formed a team dedicated to increasing clients’ investment in the Onvia solution. Contract upgrades are the primary measure of the results of this initiative. For the full year of 2014, the value of contract upgrades increased 43% compared to the same period in 2013. This growth provides further evidence that there is opportunity to expand the adoption of Onvia’s solutions deeper into its client organizations.

The fourth and final 2014 initiative was to enhance the existing Onvia platform and to provide innovative new solutions that make Onvia a strategic business partner with its clients.

The Onvia 7 initiative includes enhancements to the user interface and the development of natural language ontologies to improve search result relevance for our clients. In October 2014 the user interface enhancements were completed for Onvia 7. We are still building the ontologies for each of our markets served. When completed the ontologies should drive more precise search results and higher recall of relevant opportunities from the Onvia database. We anticipate it will take us all of 2015 to both create these ontologies and migrate our clients from the old search paradigm to Onvia 7. Our proprietary ontologies will be unique to the market place and should provide Onvia, and our clients, with a significant competitive advantage.

As of December 31, 2014, clients now have the opportunity to access agency purchase orders as an additional module on the Onvia platform for an additional fee. Agency purchase orders help clients understand agency spending patterns, evaluate competitors and analyze historical pricing for specific products and services.

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Fourth Quarter and FY2014 Results

Subscription revenue for the year and quarter ended December 31, 2014 grew 5% over the same periods in 2013. The growth in subscription revenue is primarily a result of improved client retention and contract expansions throughout the year. As previously announced, Onvia’s 2014 operating initiatives were designed to drive subscription revenue growth.

Total revenue for the years ended December 31, 2014 and 2013 was $22.6 million and $22.0 million, respectively. Fourth quarter 2014 revenue was $5.7 million, up by 3% compared to the same period last year. In addition to subscription revenue, total revenue includes content license and report revenue.

ACV increased by 6% to $21.5 million in Q4 2014 from $20.3 million one year ago. As previously announced, growth in ACV indicates that new client acquisitions, contract expansions and improving client retention rates have more than offset the impact of client attrition. ACV represents the aggregate annual value of subscription contracts and is a leading indicator of future revenue growth. The growth rate in ACV can fluctuate from quarter to quarter based on timing in the amount of ACV available for renewal.

ACVC increased 17% to $6,500 in Q4 2014 compared to $5,572 in Q4 2013. In addition, ACVC for new clients increased 5% to $14,514 from $13,860 in Q4 2013. The continued growth in new client ACVC demonstrates success in acquiring clients with a strategic interest in the public sector at a regional or national level. Companies within this target market typically have higher ACVC and renew at higher rates, which are key attributes of a profitable long-term client.

As of December 31, 2014, Onvia had 3,300 clients, down 10% from 3,650 clients during the same period last year. The Company’s decline in client count is expected as a result of the decision to transition to a more strategic target market. Management believes that ACV is a better measure of sales effectiveness than the number of clients.

Operating expenses in Q4 2014 increased 7% to $5.3 million from $4.9 million in Q4 2013. In the fourth quarter of 2014, we invested approximately $200,000 to independently evaluate potential future product offerings and to ensure that our product and content organizations are properly organized to deliver our long term product and content roadmap. The $200,000 is a onetime investment that is not expected to reoccur in 2015. The remaining increase in fourth quarter operating expenses represents incremental sales and marketing investment which we believe is a reasonable estimate of future operating expenses in 2015. The sales and marketing investment is required to accelerate revenue growth the second half of 2015.

2014 operating expenses increased 4% to $19.6 million compared to $18.8 million in 2013 primarily due to investments in sales and marketing to drive future revenue growth. Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter ended December 31, 2014 decreased to $226,000 from $605,000 in Q4 2013. 2014 Adjusted EBITDA decreased 9% to $2.5 million compared to $2.8 million in 2013. Due to the Company’s small size, increased variable sales costs and investment may exceed the incremental revenue generated each period, which negatively impacts short term Adjusted EBITDA.

Net loss was $479,000, or $(0.06) cents per diluted share, in Q4 2014 compared to $2.4 million, or $(0.33) cents per diluted share, in Q4 2013. Net loss for 2014 was $727,000, or $(0.10) cents per diluted share, compared to $2.7 million, or $(0.36) cents per diluted share, in 2013. Net loss in the fourth quarter and full year of 2013 included a $2.2 million provision for income taxes.

At December 31, 2014, cash, cash equivalents and available for sale investments increased to $8.0 million compared to $7.6 million at the end of 2013. Management believes that the remaining cash balance is adequate to fund operations until such time that Adjusted EBITDA accelerates.

Onvia currently has one open seat on its Board of Directors. The Board is actively recruiting Board candidates with the following skills or qualifications: a senior technology executive with a strong background in artificial intelligence, machine learning and data analytics and/or a current leader from the information industry with a general management background and proven experience in developing and executing growth strategies in today’s business climate.

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2015 Initiatives

In 2015, the Company is executing three initiatives intended to build on the results achieved in 2014 and further accelerate growth in subscription revenue and Adjusted EBITDA.

The first 2015 initiative is to further accelerate year over year bookings growth. This growth is planned in three key areas; sales to new customers, contract enhancements with existing customers and improved retention of our existing customers. The measure of success for this initiative includes the overall growth in new client bookings, growth in ACV and improvement in dollar retention.

The second 2015 initiative is to enhance the existing Onvia platform and provide improved content which further aligns to customer needs. This initiative includes the continued rollout of Onvia 7 search features to our target market clients. This rollout will take most of 2015 to complete. We measure the success of this initiative through the effectiveness of product releases and the impact on new client ACVC and dollar retention.

The third and final 2015 initiative is to improve the existing information technology infrastructure as a means to reduce complexity, accelerate product development and reduce costs long-term. We will focus on three major areas. The first focus will be moving to an open source search technology which will increase our capacity for search and improve search speed. Secondly, we’ll be changing database structures to allow for faster more agile product enhancements in the future. Finally, we’ll further automate data capture to allow us to scale content without adding cost in the future. We plan on no additional capital expenditures beyond our current run rate to make these technology improvements.

Conference Call

Onvia will hold a conference call later today (February 24, 2015) to discuss its fourth quarter and year end results. Onvia’s CEO, Hank Riner, and CFO, Cameron Way, will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Tuesday, February 24, 2015

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-877-876-9177

International: 1-785-424-1666

Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia’s website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until March 24, 2015:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 117042

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Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia’s competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Net Loss to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Loss to Adjusted EBITDA for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
GAAP net loss	$(479)	$(42)	$(2,419)	$(727)	$(2,725)

Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(4)	(2)	(4)	(11)	(22)
Depreciation and amortization	687	785	779	3,091	3,051
Stock-based compensation	22	46	74	152	278
Provision for income taxes			2,175	—	2,175

Adjusted EBITDA	$226	$787	$605	$2,505	$2,757

Key Metric Definitions

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV) and dollar retention. These metrics are not financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

ACV represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenue from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.

Dollar retention is calculated on a percentage basis by dividing the contract value of subscription contracts renewed, including the value of contract upgrades, during the most recent twelve-month period by the total value of subscription contracts expiring over the same period. Dollar retention measures the percentage of dollars retained from the population of expiring contracts over a twelve month period.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “intend,” “plan,” “expect,” “should,” “indicate” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-

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looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia’s future results of operations, the progress to be made on the 2015 initiatives, Onvia’s future financial flexibility and future cash flows and Onvia’s future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia fails to increase and retain contract value of customers using the “target market” strategy; Onvia fails to execute properly on new products, or customers fail to adopt these products; Onvia’s investment in the Onvia platform and new content fail to improve sales penetration and client retention rates; and changes made to Onvia’s technology infrastructure fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as applicable, in Onvia’s Annual Report on Form 10-K for the year December 31, 2013.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia’s actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 14 years Onvia (NASDAQ: ONVI) has been delivering the data and tools companies rely on to succeed in the government contracting market. Onvia tracks and reports the spending of tens of thousands of federal, state and local government agencies, giving companies a single source for conducting business with government. For information about Onvia, visit http://www.onvia.com/.

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Onvia, Inc.

Condensed Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2014 and December 31, 2013

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue
Subscription	$5,179	$4,947	$20,338	$19,356
Content license	489	481	1,906	1,942
Management information reports	25	87	154	435
Other	49	61	227	287

Total revenue	5,742	5,576	22,625	22,020

Cost of revenue	939	899	3,732	3,749

Gross margin	4,803	4,677	18,893	18,271

Operating expenses:
Sales and marketing	3,255	3,060	11,902	11,429
Technology and development	1,091	1,016	4,129	4,055
General and administrative	940	849	3,600	3,359

Total operating expenses	5,286	4,925	19,631	18,843

Loss from operations	(483)	(248)	(738)	(572)
Interest and other income, net	4	4	11	22

Loss before income tax	(479)	(244)	(727)	(550)

Provision for income taxes	—	2,175	—	2,175

Net loss	$(479)	$(2,419)	$(727)	$(2,725)

Unrealized gain / (loss) on available-for-sale securities	1	—	—	(1)

Comprehensive loss	$(478)	$(2,419)	$(727)	$(2,726)

Basic and diluted net loss per common share	$(0.06)	$(0.33)	$(0.10)	$(0.36)

Basic and diluted weighted average shares outstanding	7,399	7,333	7,386	7,638

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,577	$2,073
Short-term investments, available-for-sale	6,436	5,463
Accounts receivable, net of allowance for doubtful accounts of $42 and $25	1,735	1,333
Prepaid expenses and other current assets	682	570

Total current assets	10,430	9,439

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,358	1,773
Internal use software, net of accumulated amortization	5,059	5,433
Long-term investments, available-for-sale	—	90
Other long-term assets	181	174

Total long term assets	6,598	7,470

TOTAL ASSETS	$17,028	$16,909

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$873	$834
Accrued expenses	1,098	960
Unearned revenue, current portion	8,478	7,770
Other current liabilities	82	244

Total current liabilities	10,531	9,808

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	405	650
Deferred rent, net of current portion	590	586
Other long-term liabilities	69	98

Total long term liabilities	1,064	1,334

TOTAL LIABILITIES	11,595	11,142

STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,643,460 and 8,577,732 shares issued; and 7,400,653 and 7,345,189 shares outstanding	1	1
Treasury stock, at cost: 1,242,807 and 1,242,807 shares	(4,398)	(4,398)
Additional paid in capital	353,852	353,458
Accumulated other comprehensive gain	(1)	—
Accumulated deficit	(344,021)	(343,294)

Total stockholders’ equity	5,433	5,767

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,028	$16,909

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Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Twelve Months Ended December 31, 2014 and December 31, 2013

	Twelve Months Ended December 31,
	2014	2013
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(727)	$(2,725)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,091	3,051
Idle lease accrual	—	(74)
Stock-based compensation	152	278
Deferred taxes	—	2,175
Change in operating assets and liabilities:
Accounts receivable	(402)	(55)
Prepaid expenses and other assets	(120)	(11)
Accounts payable	109	2
Accrued expenses	138	169
Unearned revenue	463	157
Deferred rent	25	55

Net cash provided by operating activities	2,729	3,022

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(302)	(847)
Additions to internal use software	(2,093)	(2,159)
Purchases of investments	(11,732)	(10,496)
Sales of investments	1,570	3,256
Maturities of investments	9,279	10,210
Return of security deposits	—	(150)

Net cash used in investing activities	(3,278)	(186)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(189)	(375)
Repurchase of stock	—	(4,398)
Proceeds from exercise of stock options and purchases under employee stock purchase plan	242	122

Net cash provided by / (used in) financing activities	53	(4,651)

Net decrease in cash and cash equivalents	(496)	(1,815)
Cash and cash equivalents, beginning of period	2,073	3,888

Cash and cash equivalents, end of period	$1,577	$2,073

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